[DEL LABORATORIES LOGO]

FOR IMMEDIATE RELEASE               CONTACT: ANNE NUGENT
                                             516 844-2048
                                             ANUGENT@DELLABS.COM

February 12, 2007, Uniondale, New York: Del Laboratories, Inc. announced to its employees today that the company will initiate action to transfer the manufacturing work currently performed at its Canajoharie, New York plant to independent, out-of-state contractors in North Carolina.

The transfer will be accomplished in phases commencing within 60 days and resulting in a complete cessation of operations in Canajoharie by June 1st 2007.

This decision is motivated by the need to support the company's anticipated increase in sales volume with expanded and modernized manufacturing support, while centralizing the company's manufacturing and supply chain activities for improved logistics and sourcing efficiencies.

This decision will affect approximately 80 employees. The company will provide employees with a severance package and is committed to work with a variety of resources to provide outplacement assistance to mitigate the effects of the work transfer on its impacted employees.

Del currently has a workforce of over 1,600 employees in the USA, Canada and Puerto Rico.

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                   726 Reckson Plaza Uniondale, New York 11556